Contact: Michael Polzin

(847) 914-2925

FOR IMMEDIATE RELEASE INTERNET: http://www.walgreens.com

WALGREEN CO. REPORTS 30.5 PERCENT EARNINGS INCREASE

FOR FIRST QUARTER 2005

DEERFIELD, Ill., Jan. 3, 2005 - Walgreen Co. (NYSE, NASDAQ: WAG) today announced its largest quarterly earnings increase in the last 16 quarters and another record quarter of both sales and earnings for the first quarter of fiscal 2005.

Net earnings for the quarter ended Nov. 30 were up 30.5 percent to $332.7 million or 32 cents per share (diluted), from $254.9 million or 25 cents per share (diluted) in the same quarter a year ago. Excluding a pre-tax gain this quarter of $15.0 million or 1 cent per share (diluted) from litigation settlements, earnings rose 26.8 percent to $323.2 million or 31 cents per share (diluted).

Sales for the first quarter increased 13.4 percent to a record $9.9 billion. Total sales in comparable stores (those open more than a year) were up 9.4 percent in the quarter.

Prescription sales, which accounted for 65 percent of sales in the quarter, climbed 14.4 percent. Prescription sales in comparable stores rose 11.3 percent in the quarter. Third party plans now account for 93 percent of all prescription sales.

"Earnings this quarter were powered by solid prescription and general merchandise sales, as well as our second straight quarter of significantly higher gross profit margins," said Chairman and CEO Dave Bernauer.

Gross profit margins were up 101 basis points versus the year-ago quarter to 27.38 as a percent to sales, due to better purchasing terms, digital photofinishing and growth in generic drug sales.

"We're incurring significant costs with our conversion to digital labs," said President Jeff Rein, "but those are far outweighed by improved customer satisfaction and better gross profit.

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Our convenient locations and hours make digital labs a particularly worthwhile investment for Walgreens."

All stores nationwide offer 4x6 photo-quality prints from digital cameras for just 29 cents per print - less than the cost of printing at home. "At more than 1,400 Walgreens open 24 hours, customers can get prints from their digital cameras any time they want - even at 3 a.m.," said Rein.

Costs associated with converting to digital photo labs and payroll to improve customer service contributed to selling, occupancy and administration expenses increasing 62 basis points to 22.35 as a percent to sales. Also impacting the SO&A ratio were lower-priced generic drugs that slowed the company's sales line.

Walgreens opened 111 new stores in the first quarter and plans to open about 450 new stores during fiscal 2005, for a net increase after closings and relocations of about 365 stores. At Nov. 30, Walgreens operated 4,680 drugstores in 44 states and Puerto Rico, versus 4,291 a year ago, for a net increase of 389. Walgreens is on track to operate 7,000 stores in 2010.

For additional information on the quarter's results, investors can listen to a recorded Webcast discussion on Walgreens Investor Relations Web site at: http://investor.walgreens.com.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company's most recent Form 10-K, which Note is incorporated into this news release by reference.

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WALGREEN CO.

COMPARATIVE CONDENSED STATEMENTS OF EARNINGS

(Unaudited: in millions, except per share data)

QUARTER ENDED

	Nov. 30 2004	Nov. 30 2003	Percent Change
Net sales	$ 9,889.1	$ 8,720.8	13.4%
Earnings before taxes (A)	$ 517.7	$ 407.8	26.9%
Income taxes (B)	$ (185.0)	$ (152.9)
Net earnings (A)	$ 332.7	$ 254.9	30.5%
Net earnings per share (A) Basic Diluted	$ .33 $ .32	$ .25 $ .25	32.0% 28.0%
Dividends declared per share	$ .0525	$ .04313	21.7%
Average shares outstanding Basic Diluted	1,022.6 1,029.4	1,025.0 1,032.2

  Fiscal 2005 first quarter includes a $15.0 million pre-tax ($9.5 million after-tax) gain for litigation settlements. Excluding this gain, earnings for the fiscal 2005 first quarter increased 26.8 percent to $323.2 million or 31 cents per share (diluted).
  Fiscal 2005 first quarter results included an effective income tax rate of 35.73 percent versus 37.50 percent for the same period last year. The decrease primarily resulted from the settlement of prior year Internal Revenue Service matters.

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